Pursuant to a Board approved vote on May 19, 2005, Variable Insurance Products Fund III commenced Investor Class shares of Aggressive Growth Portfolio, Balanced Portfolio, Dynamic Capital Appreciation Portfolio, Growth & Income Portfolio, Growth Opportunities Portfolio, Mid Cap Portfolio, and Value Strategies Portfolio.

Investor Class shares of Aggressive Growth Portfolio, Balanced Portfolio, Dynamic Capital Appreciation Portfolio, Growth & Income Portfolio, Growth Opportunities Portfolio, Mid Cap Portfolio, and Value Strategies Portfolio commenced operations on July 21, 2005.